CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Amrion, Inc.
Boulder, Colorado

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated March 8, 1996 relating to the consolidated financial statements of Amrion, Inc. and subsidiary appearing in the Company's Annual Report on Form 10K for the year ended December 31, 1995.




/s/ BDO Seidman, LLp


Denver, Colorado
December 3, 1996